UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 9, 2009

General Communication, Inc.
(Exact name of registrant as specified in its charter)

State of Alaska	000-15279	92-0072737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 Denali Street, Suite 1000, Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           On February 9, 2009, the Board of Directors (the “Board”) of General Communication, Inc. (the “Company”) authorized an increase in the number of members of the Board from seven members to eights members with such new member designated as a Class I director whose term will expire at the annual meeting to be held in 2011.  The Board then appointed Mark W. Kroloff as a new member of the Board.  In addition, Mr. Kroloff was appointed to serve as a member of the Compensation Committee, the Nominating Committee and the Corporate Governance Committee of the Board.

Mr. Kroloff has been the Senior Vice President & Chief Operating Officer of Arctic Slope Regional Corp. since 2005.  Arctic Slope Regional Corp. is one of the thirteen Alaska Native Regional Corporations.  From 1989 to 2005, Mr. Kroloff served as Chief Operation Officer of Cook Inlet Region, Inc., also one of the thirteen Alaska Native Regional Corporations.

Arctic Slope Regional Corp. holds 7,481,240 shares of the Company’s Class A Common Stock which represents approximately 15% of the Company’s Class A Common Stock and such stock is entitled to approximately 9% of the total votes for matters submitted to a vote of the shareholders of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: February 12, 2009	By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President, Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)